Filed pursuant to Rule 424(b)(3)
Registration No. 333-125546

APPLE REIT SEVEN, INC.

STICKER SUPPLEMENT TO

SUPPLEMENT NO. 7 DATED AUGUST 18, 2006

SUPPLEMENT NO. 8 DATED SEPTEMBER 18, 2006

SUPPLEMENT NO. 9 DATED OCTOBER 18, 2006

SUPPLEMENT NO. 10 DATED OCTOBER 26, 2006

SUPPLEMENT NO. 11 DATED NOVEMBER 15, 2006

SUPPLEMENT NO. 12 DATED DECEMBER 18, 2006

SUPPLEMENT NO. 13 DATED JANUARY 17, 2007

Supplement Nos. 7, 8, 9, 10, 11, 12 and 13 to be used with

PROSPECTUS DATED MARCH 3, 2006

Summary of Supplements to Prospectus (See Supplements for Additional Information)

Supplement No. 7 (cumulative, replacing all prior supplements) dated August 18, 2006 reports on (a) our purchase of nine hotels containing a total of 969 rooms for an aggregate gross purchase price of $112,095,000, and (b) our execution of separate purchase contracts that relate to nine additional hotels containing a total of 1,132 rooms and that provide for an aggregate gross purchase price of $157,205,000. This supplement also provides certain financial statements and other information about us and the hotels we have purchased to date.

Supplement No. 8 dated September 18, 2006 reports on our purchase of two hotels containing a total of 334 rooms for an aggregate gross purchase price of $69,972,992.

Supplement No. 9 dated October 18, 2006 reports on (a) our purchase of a entity holding one hotel, which contains 84 rooms, for a gross purchase price of $9,455,066, and (b) our execution of 11 separate purchase contracts that relate to 13 hotels containing a total of 1,758 rooms and that provide for an aggregate gross purchase price of $363,097,144.

Supplement No. 10 dated October 26, 2006 reports on our offering and provides certain financial statements and other information about us and the hotels we have purchased to date.

Supplement No. 11 dated November 15, 2006 reports on (a) our purchase of two hotels containing a total of 288 guest rooms for an aggregate gross purchase price of $34,705,779 and (b) our execution of separate purchase contracts that relate to five additional hotels containing a total of 632 rooms and that provide for an aggregate gross purchase price of $84,792,500.

Supplement No. 12 dated December 18, 2006 reports on (a) our purchase of four hotels containing a total of 617 guest rooms for an aggregate gross purchase price of $113,100,000 and (b) an unsecured credit facility obtained by us from a commercial bank for working capital and short-term acquisition funding, which has a maximum aggregate commitment by the lender of $150,000,000.

Supplement No. 13 dated January 17, 2007 reports on our execution of separate purchase contracts that relate to four additional hotels containing a total of 299 rooms and that provide for an aggregate gross purchase price of $28,368,497.

As of March 15, 2006, we completed our minimum offering of 4,761,905 units at $10.50 per unit and raised gross proceeds of $50,000,000 and proceeds net of selling commissions and marketing expenses of $45,000,000. Each unit consists of one Common Share and one Series A Preferred Share. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of December 26, 2006, we had closed on the sale of 32,283,382 additional units at $11 per unit and from such sale we raised gross proceeds of $355,117,206 and proceeds net of selling commissions and marketing expenses of $319,605,485. Sales of all units at $10.50 per unit and $11.00 per unit, when combined, represent gross proceeds of $405,117,206 and proceeds net of selling commissions and marketing expenses of $364,605,485.

In connection with our hotel purchases to date, we paid a total of $6,786,577, representing 2% of the aggregate gross purchase price, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.